Exhibit 10.8

Employment Agreement with Kendall W. Rieman

On September 10, 2013, the Bank entered into an employment agreement with Kendall W. Rieman with respect to Mr. Rieman’s service as Executive Vice President and Chief Financial Officer of the Bank (the “Rieman Agreement”).

The Rieman Agreement provides for an initial term of two years. Thereafter, the Rieman Agreement will be extended for successive one-year renewal terms unless the Bank’s Board of Directors elects, in its sole discretion, to terminate the agreement by providing written notice of termination to Mr. Rieman not less than 90 days prior to the end of the initial term or then-applicable renewal term.

Pursuant to the Rieman Agreement, Mr. Rieman is entitled to receive an annual base salary of $160,000 that may be adjusted in accordance with the salary administration program in effect for Bank employees generally. Mr. Rieman may be eligible for any incentive bonus payment in each calendar year based on the satisfaction or attainment of performance goals or objectives and such other terms and conditions as the Board of Directors, in its sole discretion, may provide, and the Board of Directors, in its sole discretion, may also elect to provide Mr. Rieman with additional equity compensation. The Rieman Agreement also provides that the Bank will pay or reimburse Mr. Rieman for reasonable initiation fees, assessments and periodic membership dues in connection with establishing a membership at a country club or similar membership and a membership in an appropriate service organization. Mr. Rieman is also entitled to participate in the various employee benefit plans, programs, and arrangements available to other senior officers of the Bank.

If Mr. Rieman’s employment is terminated by the Bank without “cause” (as defined in the Rieman Agreement) or voluntarily terminates his employment for “good reason” (as defined in the Rieman Agreement), Mr. Rieman will be entitled to a payment equal to two times his annual base salary.

If Mr. Rieman’s employment is terminated without cause within twenty-four (24) months following a “change in control” (as defined in the Rieman Agreement), in lieu of any other payment under the Rieman Agreement, Mr. Rieman will be entitled to: (a) two times his annual base salary; (b) a payment equal to 7% of his annual base salary; and (c) a payment equal to his “target” bonus opportunity.

If any payment or distribution to Mr. Rieman under the Rieman Agreement or otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, the payments and or distributions under the Rieman Agreement or otherwise will be reduced to $1.00 less than the amount which would cause the payments or distributions to be subject to the excise tax.

If, following the termination of Mr. Rieman’s employment other than for cause, the Bank determines that cause to terminate Mr. Rieman existed, Mr. Rieman will forfeit any future rights to payment under the Rieman Agreement and will be required to repay any amounts paid under the Rieman Agreement upon written notice from the Board of Directors of the Bank.

The Rieman Agreement contains non-competition and non-solicitation covenants to prevent Mr. Rieman, during the term of the Rieman Agreement and for twenty-four (24) months thereafter, from competing with the Bank within a 100-mile radius of Fremont, Ohio, or soliciting customers or employees of the Bank to terminate their relationship with the Bank. The Rieman Agreement also contains a nondisclosure covenant that prevents Mr. Rieman from disclosing confidential information.

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